Exhibit 99.1

Contact

Peter Dworkin

650.554.2479

dworkipg@applera.com

FOR IMMEDIATE RELEASE

APPLERA APPOINTS NEW DIRECTOR

NORWALK, CT – November 15, 2007 -- Applera Corporation today announced that the Board of Directors has appointed George F. (Rick) Adam, Jr. to join the Board of Directors. The appointment expands the Board to 11 members. The action anticipates the expected retirements of directors over the next several years as well as the need for additional directors if Applera’s businesses, Applied Biosystems (NYSE:ABI) and Celera (NYSE:CRA), are separated into independent public companies with separate boards of directors. As previously disclosed, Applera is considering alternatives to its current tracking stock structure, with a current preference toward separating the businesses.

Mr. Adam is currently chairman of Recondo Technology, Inc., a private healthcare software development company. Mr. Adam founded Adam Aircraft, Inc., a designer and manufacturer of advanced aircraft, and New Era of Networks, Inc., an e-business infrastructure provider that went public in 1997. Previously, Mr. Adam was a general partner at Goldman, Sachs & Co., where he was in charge of information technology, back office operations, and general services. Before Goldman Sachs, he held executive positions at Baxter Healthcare, FMC, Litton Industries, and IBM. Mr. Adam received a B.S. degree from the U.S. Military Academy and an MBA from Golden Gate University and served as a captain in the U.S. Air Force.

About Applera Corporation and Applied Biosystems

Applera Corporation consists of two operating groups. Applied Biosystems serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, such as testing required for food and pharmaceutical manufacturing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Celera is a diagnostics business delivering personalized disease management solutions through a combination of tests and services based on proprietary genetics discovery platforms. The business is developing diagnostic products that predict disease risk and optimize therapy selection and patient outcomes, based on the discovery and validation of novel markers in complex diseases such as cardiovascular disease, breast cancer, and liver and autoimmune diseases. Celera also maintains a strategic alliance with Abbott for the development and commercialization of some of its molecular diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Applied Biosystems is available at http://www.appliedbiosystems.com.

Copyright 2007. Applera Corporation. All Rights Reserved. AB (Design), Applied Biosystems, Applera, and Celera are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.